UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2007

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2007, the Compensation Committee of the Board of Directors took the following actions related to: (1) adoption of performance metrics for 2007 variable compensation (payable in 2008) under the Company’s Variable Compensation Plan; and (2) adoption of performance metrics for 2007 performance shares under the Company’s Incentive Stock Plan under the 2005 Employee Equity Participation Program.

Variable Compensation

On February 7, 2007, the Compensation Committee of the Company’s Board of Directors adopted corporate performance metrics for 2007 variable compensation (payable in 2008) under the Corporation’s Variable Compensation Plan (with over 3,000 eligible employees) and over 130 goalsharing plans (in which nearly all 25,000 Company employees are eligible) with a number of measures upon which unit performance is measured, and using adjusted net profit after taxes as the corporate performance metric. For Messrs. Weeks, Volanakis, Flaws, Gregg and Miller the variable compensation metrics are based entirely on a corporate performance factor of adjusted net profit after taxes, and they will have their 2007 Goalsharing awards (ranging from 0% to 10% of base salary, with a target of 5%) determined as the average of all employees receiving awards under all of the Goalsharing plans. The metrics for other participants include the same corporate performance factor based on adjusted net profit after taxes, as well as a performance factor based on performance against individual objectives and individual business unit objectives. The Compensation Committee previously established target percentages for variable compensation as a percent of salary under this Variable Compensation Plan. For Messrs. Weeks, Volanakis, Flaws, Gregg and Miller, the target percentages for 2007 are 100%, 85%, 80%, 75%, and 75%, respectively. If earned at target levels, cash awards payable to them in 2008 for 2007 Variable Compensation Plan performance would be $990,000; $689,350; $631,200; $417,000; and $439,500, respectively.

Incentive Stock Plan

On February 7, 2007, the Compensation Committee of the Company’s Board of Directors adopted corporate performance metrics for the 2007 performance shares (restricted stock) awarded under the Company’s Incentive Stock Plan under the 2005 Employee Equity Participation Program. Approximately 192 employees, including executive officers, participate. The corporate performance metrics for the 2007 performance shares (restricted stock) are adjusted earnings per share and operating cash flow of the Company in 2007. Actual award opportunity can range from 0% to 150% of target award based on actual performance against goals. The performance shares earned or forfeited based upon 2007 corporate performance will have restrictions on transfer and the possibility of forfeiture until February 1, 2010. The Compensation Committee previously approved target grants of performance share restricted stock for the Company’s named executive officers as defined in Regulation S-K item 402(a)(3): Wendell P. Weeks, President & Chief Executive Officer, was awarded 123,000 Incentive Stock Plan Awards for 2007 at target level; Peter F. Volanakis, Chief Operating Officer, was awarded 86,000; James B. Flaws, Vice Chairman & Chief Financial Officer, was awarded 60,000; Kirk P. Gregg, Executive Vice President and Chief Administrative Officer was awarded 44,000; and Joseph A. Miller, Jr., Executive Vice President & Chief Technology Officer was awarded 49,000 such Incentive Stock Plan Restricted Awards for 2007 at target level. For these December 2006 performance share restricted awards, the number of shares earned will be determined in February 2008 based on actual 2007 results compared to the corporate performance metrics established for the 2007 Incentive Stock Plan on February 7, 2007 by the Compensation Committee. Any of these shares that are earned based upon 2007 performance will be restricted and subject to forfeiture through February 1, 2010 for all participants.

The Variable Compensation Plan is on file with the Securities and Exchange Commission as Exhibit 2 of Corning Proxy Statement, Definitive 14A filed March 8, 2006. The 2005 Employee Equity Participation Program is filed as Exhibit 1 to Corning Proxy Statement, Definitive 14A filed March 1, 2005; and the Amended 2005 Employee Equity Participation Program as revised in October 2006 will be an exhibit to Corning’s 2006 Annual Report on Form 10-K to be filed on or about February 26, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

February 13, 2007	By:	WILLIAM D. EGGERS

Name: WILLIAM D. EGGERS
Title: Senior Vice President and General Counsel